Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting

Milton, NY, August 19, 2010 - Sono-Tek Corporation (OTC BB: SOTK) held its Annual Shareholders Meeting on August 19, 2010 in Milton, New York. The results of Fiscal Year 2010, which ended on February 28, 2010, were reported. During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the business performance by noting that Sono-Tek grew sales by 13% for the year ended February 28, 2010 on top of a 12% increase reported in the prior fiscal year, in spite of a very depressed economy. This growth came about as a result of the investments that were made in the previous year to create new products and markets for the Company’s ultrasonic spraying technology.

The Company returned to profitability this year and reported earnings of $.01 per share versus a loss of $.11 per share in the prior year. The gross profit margin increased from 44% in FY2009 to 51% in FY2010, a strong performance. Debt remained low and the debt to equity ratio remained very low compared to industry norms. Our cash levels increased over last year and are at a healthy level for the size of the Company.

Shareholders were shown demonstrations of several new nozzle technologies, including one of a ceramic design, for which we were recently granted a patent. Our SBU team leaders presented information on the newer markets we are involved in such as advanced energy including fuel cells and solar energy, medical devices including arterial stent coatings and coatings for other medical implants, and our recent successes in the glass and food industries.

Since the meeting takes place just prior to the end of the second quarter of our current fiscal year, Dr. Coccio provided those present with a preliminary view of where we are heading this year, indicating “we expect to see a more than 20% increase in sales over last year and we could end up the year with more than $9,000,000 in sales, coupled with a significant increase in profit of approximately $500,000. A number of large orders are in hand to complete the second quarter and to provide a strong start to the third quarter of the current fiscal year as well.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.  The Company’s slide show presentation used at the annual meeting is available on the Company’s website under Corporate/Investors/Annual Meeting.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Q containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Fiscal Year Ended
	February 28, 2010	February 28, 2009

Net Sales	$7,242,324	$6,408,796

Net Income (Loss)	$81,676	($1,513,028)

Basic Earnings (Loss) Per Share -	$0.01	($.11)

Diluted Earnings (Loss) Per Share -	$0.01	($.11)

Weighted Average Shares - Basic	14,414,969	14,381,857

Weighted Average Shares - Diluted	14,524,417	14,381,857